Exhibit 99.1

Supplemental Business Disclosures Regarding Strive, Inc.

On November 10, 2025, Strive, Inc., or Strive, announced the closing of its initial public offering of 2,000,000 shares of its Variable Rate Series A Perpetual Preferred Stock, $0.001 par value per share, at a public offering price of $80 per share, or the Offering. The net proceeds to Strive from the Offering were approximately $149.3 million, after deducting underwriting discounts and commissions and Strive’s estimated offering expenses. Strive utilized the net proceeds from the offering to purchase bitcoin and for general corporate purposes.

Strive also announced that during the period from October 28, 2025 to November 9, 2025, Strive purchased approximately 1,567.2 bitcoin at an average price of $103,315.46 per bitcoin, for a total purchase amount of $161,912,220, inclusive of fees and expenses. These acquisitions were made using net proceeds from the Offering and proceeds from the exercise of traditional warrants issued in connection with a private investment in public equity financing transaction. Following these transactions, Strive’s total bitcoin holdings increased to approximately 7,525 bitcoin, with a total acquisition cost of $853,218,300 and an average acquisition price of $113,384.18 per bitcoin.